                                                                                                                                                    Exhibit 99.1

Parent of CFBank, NA

PRESS RELEASE
FOR IMMEDIATE RELEASE:	November 7, 2022
For Further Information:	Timothy T. O'Dell, President & CEO
Phone: 614.318.4660
Email: timodell@cfbankmail.com

CF BANKSHARES INC., PARENT OF CFBANK NA, REPORTS RESULTS FOR THE 3rd QUARTER OF 2022.

Columbus, Ohio – November 7, 2022 – CF Bankshares Inc. (NASDAQ: CFBK) (the “Company”), the parent of CFBank, National Association (“CFBank”), today announced financial results for the third quarter and year to date (YTD) ended September 30, 2022.

Third Quarter and Year to Date 2022 Highlights

•

Net Income of $4.2 million ($0.65 per share) and Core Earnings of $5.2 million ($0.80 per share).  Core Earnings represent net income adjusted for non-recurring items totaling $946,000 (after-tax) for the conversion of our operating platform and fixed asset impairment.  These non-recurring items are detailed in the tables included with this press release.  Core earnings increased $411,000, when compared to the previous sequential quarter.

•

Return on Average Assets (ROA) was 1.02% and Core Return on Average Assets was 1.25% for the third quarter, while Return on Average Equity (ROE) was 12.62% and Core Return on Average Equity was 15.43%.

•	For the first nine months of 2022, Net Income was $13.5 million ($2.06 per share), ROA was 1.14% and ROE was 13.74%.
•	Net interest margin (NIM) increased 32 bps during the quarter to 3.36%.
•	Book value per share increased to $20.85 at September 30, 2022.
•	Net loans and leases grew by $96 million, or 27.8% (annualized), during the quarter. Net loans and leases totaled $1.5 billion at September 30, 2022.
•

During the third quarter, we completed the conversion of our core processing platform, and recognized one-time conversion expenses of approximately $500,000 after-tax.  These expenses are expected to be earned back over the life of the contract through reduced data processing charges.

•	Credit quality remains strong with loans more than 30 days past due at 0.09% of total loans. There were no charge-offs during the quarter and year to date through September 30, 2022.

Recent Developments

•	On October 4, 2022, the Company’s Board of Directors declared a Cash Dividend of $0.05 per share payable on October 25, 2022 to shareholders of record as of the close of business on October 14, 2022.
•

In October 2022, we opened two new banking locations, Ohio City (Cleveland) and Red Bank (Cincinnati), after opening full-service Retail branches in Polaris (Columbus, Ohio) and Indianapolis earlier this year..

CEO and Board Chair Commentary

Timothy T. O’Dell, President and CEO, commented: “Operating in the currently challenging and volatile rate environment, CFBank is continuing to generate quality growth and business opportunities. Our business model remains focused on working with strong and high performing businesses and entrepreneurs.

Core Earnings are expanding, as we add size and scale, approaching $2 Billion in Total Assets as the next major threshold target. Through the first three quarters of 2022, our Total Assets have grown $260 million. Additional earnings lift has also been provided by interest rate increases and NIM expansion.

Our Commercial loan pipelines remain strong as we attract quality new and full-service business banking relationships. We are pleased with the size and scale of Residential Mortgage Lending, which is focused on Portfolio lending in our Regional markets. We made the decision to exit direct-to-consumer (DTC) originations roughly one year ago, anticipating mortgage market conditions would continue to become less favorable.

Credit Quality along with Underwriting and Lending standards remain strong. CFBank, because of our ability to attract quality loan opportunities, is well positioned in the current market environment by having only a nominally sized Investment portfolio.

Going forward, we expect that attracting deposits will continue to be increasingly challenging. However, we are having successes with our initiatives for growing Public Fund deposits. Indiana (our most recent regional market expansion) is proving to be a good deposit generating market.

In addition, we have expanded our Deposit gathering franchise recently with this year’s addition of four new branch locations in: Polaris (Columbus), Indianapolis, Ohio City (Cleveland), and Red Bank (Cincinnati).

CFBank remains very disciplined with sticking to our proven fundamentals. Steady as we go.

We believe from experience that market disruption and volatility will translate into increasing quality business opportunities for us.”

Robert E. Hoeweler, Chairman of the Board, added: “Our experienced CF Leadership continues to maintain a strong growth trajectory, guiding our Financial institution forward prudently during this challenging economic environment.

We focus on providing financial solutions, coupled with ease of doing business delivery. Our success results through fostering mutually beneficial partnerships with our Customers, Communities, Shareholders and Employees.”

Our Best is yet Ahead!

Overview of Results

Net income for the three months ended September 30, 2022 totaled $4.2 million (or $0.65 per diluted common share) compared to net income of $4.7 million (or $0.72 per diluted common share) for the three months ended June  30, 2022 and net income of $4.1 million (or $0.61 per diluted common share) for the three months ended September 30, 2021.

Net income for the nine months ended September 30, 2022 totaled $13.5 million (or $2.06 per diluted common share) compared to net income of $14.0 million (or $2.10 per diluted common share) for the nine months ended September 30, 2021.

Net income for the three months ended September 30, 2022 was negatively impacted by one-time conversion costs of $627,000 pre-tax ($496,000 after tax) and impairment expense of $570,000 pre-tax ($450,000 after tax) related to the pending sale of our headquarters building in Worthington as we prepare to move our headquarters office to New Albany, Ohio.  The conversion costs related to the conversion of our core processing system.  We do not anticipate to incur material additional costs going forward related to the conversion of our core processing system.

Net Interest Income and Net Interest Margin

Net interest income totaled $13.3 million for the quarter ended September 30, 2022 and increased $1.8 million, or 15.3%, compared to $11.5 million in the prior quarter, and increased $2.9 million, or 27.9%, compared to $10.4 million in the third quarter of 2021.

The increase in net interest income compared to the prior quarter was primarily due to a  $3.3 million, or 22.4%, increase in interest income, partially offset by a $1.5 million, or 48.4%, increase in interest expense. The increase in interest income was primarily attributed to a $68.2 million, or 4.5%, increase in average interest-earning assets outstanding,  coupled with a  66bps increase in average yield on interest-earning assets.    The increase in interest expense when compared to the prior quarter was attributed to a $47.3 million, or 3.9%, increase in average interest-bearing liabilities, coupled with a 45bps increase in the average cost of funds on interest-bearing liabilities. The net interest margin of 3.36% for the quarter ended September 30, 2022 increased 32bps compared to the net interest margin of 3.04% for the prior quarter.

The increase in net interest income compared to the third quarter of 2021 was primarily due to an $5.3 million, or 41.7%, increase in interest income, partially offset by a $2.4 million, or 104.8%, increase in interest expense. The increase in interest income was primarily attributed to a $286.2 million, or 22.1%, increase in average interest-earning assets outstanding, coupled with a 62bps increase in the average yield on interest-earning assets.  The increase in interest expense was attributed to a $267.6 million, or 27.3%, increase in average interest-bearing liabilities, coupled with a 57bps increase in the average cost of funds on interest-bearing liabilities. The net interest margin of 3.36% for the quarter ended September 30, 2022 increased 15bps compared to the net interest margin of 3.21% for the third  quarter of 2021.

Noninterest Income

Noninterest income for the quarter ended September 30, 2022 totaled $705,000 and decreased $103,000, or 12.7%, compared to $808,000 for the prior quarter.  The decrease was primarily due to a $121,000 decrease in the net gain on sales of residential mortgage loans, partially offset by a $19,000 increase in swap fee income.

Noninterest income for the quarter ended September 30, 2022 decreased $1.4 million, or 66.1%, compared to $2.1 million for the quarter ended September 30, 2021.  The decrease was primarily due to a $1.9 million decrease in gain on sales of deposits which was recognized in connection with the sale of our Columbiana County, Ohio branches in Q3 2021.  This was partially offset by a $135,000 increase in net gain on sales of commercial loans and a $55,000 increase in service charges on deposit accounts.

During the second quarter 2022, we exited the DTC  mortgage originations business in favor of portfolio lending in our Regional markets with servicing retained. There were no loans sold during the three months ended September 30, 2022.  The following table represents the notional amount of loans sold during the three months ended June 30, 2022, and September 30, 2021.

	Three Months ended
	June 30, 2022	September 30, 2021
Notional amount of loans sold	$9,368	$498,968

The following table represents the revenue recognized on mortgage activities for the three months ended June 30, 2022, and September 30, 2021 (in thousands).

	Three Months ended
	June 30, 2022	September 30, 2021
Gain (loss) on loans sold	$(103)	$6,415
Gain (loss) from change in fair value of loans held-for-sale	92	(1,916)
Gain (loss) from change in fair value of derivatives	132	(4,767)
	$121	$(268)

Noninterest Expense

Noninterest expense for the quarter ended September 30, 2022 totaled $8.6 million and increased $2.1 million, or 32.9%, compared to $6.5 million for the prior quarter.  The increase in noninterest expense was primarily due to a $597,000 increase in data processing expense and a $570,000 impairment of property and equipment. The increase in data processing expense was primarily related one-time charges for the conversion of our core processing system during the third quarter of 2022.  The impairment of property and equipment was related to the pending sale of our headquarters building in Worthington as we prepare to move our headquarters office to New Albany, Ohio.

Noninterest expense for the quarter ended September 30, 2022 increased $1.2 million, or 15.7%, compared to $7.4 million for the quarter ended September 30, 2021.  The increase in noninterest expense was primarily due to a $606,000 increase in data processing expense and a $570,000 impairment of property and equipment. As mentioned above, the increase in data processing expense was primarily related to the conversion of our core processing system during the third quarter of 2022 and the impairment of property and equipment was related to the pending sale of the Worthington headquarters building.

Income Tax Expense

Income tax expense was $1.0 million for the quarter ended September 30, 2022 (effective tax rate of 19.4%), compared to $1.2 million for the prior quarter (effective tax rate of 19.6%) and $985,000 for the quarter ended September 30, 2021 (effective tax rate of 19.5%).

Loans and Loans Held For Sale

Net loans and leases totaled $1.5 billion at September 30, 2022 and increased $95.7 million, or 6.9%, from the prior quarter and increased $259.7 million, or 21.4%, from December 31, 2021. The increase in net loans during the quarter was primarily due to a  $31.5 million increase in single-family residential loan balances, a $21.0 million increase in commercial real estate loan balances, a $19.7 million increase in multi-family loan balances, a $15.2 million increase in commercial loan balances,  a $6.1 million increase in construction loan balances, and a $2.6 million increase in home equity lines of credit.  The increases in the aforementioned loan balances were related to increased sales activity and new relationships.

The increase in net loans from December 31, 2021 was primarily due to a $92.7 million increase in single-family residential loan balances, a $78.3 million increase in commercial loan balances, a $46.6 million increase in construction loan balances, a $20.9 million increase in multi-family loan balances, a $16.3 million increase in commercial real estate loan balances, and a $5.3 million increase in home equity lines of credit.  The increases in the aforementioned loan balances were related to increased sales activity and new relationships.

The following table presents the recorded investment in loans and leases for certain non-owner-occupied loan types ($ in thousands).

	September 30, 2022	June 30, 2022	March 31, 2022
Construction - 1-4 family	$56,397	$42,281	$34,386
Construction - Multi-family	79,714	56,071	57,363
Construction - Non-residential	40,744	30,220	35,381
Hotel/Motel	16,976	17,023	17,078
Industrial / Warehouse	23,658	26,362	27,902
Land/Land Development	20,996	27,895	29,315
Medical/Healthcare/Senior Housing	495	3,253	3,297
Multi-family	82,939	84,580	60,990
Office	45,070	40,526	41,254
Retail	25,029	26,631	30,630
Other	$51,655	$61,089	$57,186

Asset Quality

Nonaccrual loans were $1.0 million, or 0.07%, of total loans at September 30, 2022, an increase of $83,000 from nonaccrual loans at June  30, 2022 and an increase of $7,000 from nonaccrual loans at December 31, 2021.  Loans past due more than 30 days totaled $1.3 million at September 30, 2022 compared to $716,000 at June  30, 2022 and $3.6 million at December 31, 2021.

The allowance for loan and lease losses (ALLL) totaled $15.7 million at September 30, 2022 compared to $15.5 million at both June  30, 2022 and December 31, 2021.  The ratio of the ALLL to total loans was 1.05% at September 30, 2022 compared to 1.11% at June  30, 2022 and 1.26% at December 31, 2021.

There was $150,000 in provision for loan and lease losses expense for the quarter ended September 30, 2022.  There was no provision for loan losses expense for the quarters ended June  30, 2022  and September 30, 2021. Net recoveries for the quarter ended September 30, 2022 totaled $5,000 compared to net recoveries of $12,000 for the prior quarter and net charge-offs of $8,000 for the quarter ended September 30, 2021.

Deposits

Deposits totaled $1.5 billion at September 30, 2022, an increase of $112.5 million, or 8.2%, when compared to $1.4 billion at June  30, 2022, and an increase of $243.6 million, or 19.6%, when compared to $1.2 billion at December 31, 2021.    The increase when compared to the prior quarter end is primarily due to a $103.7 million increase in money market account balances and  a $39.0 million increase in checking account balances, partially offset by a $30.1 million decrease in certificate of deposit account balances. The increase when compared to December 31, 2021 is primarily due to a $242.0 million increase in money market account balances and a $15.5 million increase in certificate of deposit account balances, partially offset by a $12.9 million decrease in checking account balances.  The increase in money market account balances during the first nine months of 2022 was primarily driven by several new Public Funds deposit relationships totaling approximately $147 million.  Noninterest-bearing deposit accounts increased $26.4 million to $270.9 million from $244.5 million at June  30, 2022, and decreased $14.0 million from $284.9 million at December 31, 2021.

Borrowings

FHLB advances and other debt totaled $102.8 million at September 30, 2022, an increase of $27.2 million when compared to $75.6 million at June  30, 2022 and an increase of $13.1 million when compared to $89.7 million at December 31, 2021. The increase when compared to the prior quarter was due to an increase of $25.0 million in FHLB advances and an increase of  $2.2 million on the Company’s line of credit with a third party financial institution.  The increase when compared to December 31, 2021 was primarily due to a $15.0 million increase in FHLB advances, partially offset by net reductions of $1.5 million on the Company’s line of credit with a third party financial institution.

Capital

Stockholders’ equity totaled $134.9 million at September 30, 2022, an increase of $2.2 million, or 1.6%, from $132.7 million at June 30, 2022.  Stockholders’ equity increased $9.6 million, or 7.6%, from $125.3 million at December 31, 2021.  The increase in total stockholders’ equity during the three months ended September 30, 2022 was primarily attributed to net income, partially offset by a $217,000 other comprehensive loss and share repurchases of $1.7 million.  The increase in total stockholders’ equity during the nine months ended September 30, 2022 was primarily attributed to net income, partially offset by share repurchases of $2.3 million and a $1.5 million other comprehensive loss.  The other comprehensive loss was the result of the mark-to-market adjustment of our investment portfolio.

Use of Non-GAAP Financial Measures

This earnings release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America (GAAP).  Management uses these "non-GAAP" financial measures in its analysis of the Company’s performance and believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and peers.  These disclosures should not be viewed as substitutes for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.  Non-GAAP financial measures included in this earnings release include Core Earnings, Core Earnings Per Share, Core Return on Average Assets and Core Return on Average Equity.  A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures is included at the end of this earnings release under the heading "GAAP TO NON-GAAP RECONCILIATION."

About CF Bankshares Inc. and CFBank

CF Bankshares Inc. (the Company) is a holding company that owns 100% of the stock of CFBank, National Association (CFBank). CFBank is a nationally chartered boutique Commercial bank operating primarily in Four (4) Major Metro Markets: Columbus, Cleveland, and Cincinnati, Ohio, and Indianapolis, Indiana. The current Leadership Team and Board recapitalized the Company and CFBank in 2012 during the financial crisis, repositioning CFBank as a full-service Commercial Bank model. Since the 2012 recapitalization, CFBank has achieved a CAGR of nearly 25%.

CFBank focuses on serving the financial needs of closely held businesses and entrepreneurs, by providing a  comprehensive Commercial, Retail, and Mortgage Lending services presence. In all regional markets, CFBank provides commercial loans and equipment leases, commercial and residential real estate loans and treasury management depository services, residential mortgage lending, and full-service commercial and retail banking services and products.  CFBank is differentiated by our penchant for individualized service coupled with direct customer access to decision-makers, and ease of doing business. CFBank matches the sophistication of much larger banks, without the bureaucracy.

CFBank ranked #7 on American Banker’s listing of Top 200 Publicly Traded Community Banks based on 3-year average return on equity as of December 31, 2021 and has been recognized as a Small Cap All-Star performer by Piper Sandler in 2021, 2020, and 2019. In addition, CFBank was ranked #4 in Performance and #2 in Growth Strategy by Bank Director magazine based on 2020 performance and growth.

Additional information about the Company and CFBank is available at www.CF.Bank

FORWARD LOOKING STATEMENTS

This press release and other materials we have filed or may file with the Securities and Exchange Commission (“SEC”) contain or may contain forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Reform Act of 1995, which are made in good faith by us.  Forward-looking statements include, but are not limited to: (1) projections of revenues, income or loss, earnings or loss per common share, capital structure and other financial items; (2) plans and objectives of the management or Boards of Directors of CF Bankshares Inc. or CFBank; (3) statements regarding future events, actions or economic performance; and (4) statements of assumptions underlying such statements.  Words such as "estimate," "strategy," "may," "believe," "anticipate," "expect," "predict," "will," "intend," "plan," "targeted," and the negative of these terms, or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Various risks and uncertainties may cause actual results to differ materially from those indicated by our forward-looking statements, including, without limitation, impacts from the ongoing COVID-19 pandemic on local, national and global economic conditions in general and on our industry and business in particular, including adverse impacts on our customer’s operations, financial condition and ability to repay loans, changes in interest rates or disruptions in the mortgage market, and inflationary pressures, and those additional risks detailed from time to time in our reports filed with the SEC, including those risk factors identified in “Item 1A.  Risk Factors” of Part I of our Annual Report on Form 10-K filed with SEC for the year ended December 31, 2021, as supplemented by the risk factors identified in “Item 1A. Risk Factors” of Part II of our Quarterly Reports on Form 10-Q filed with the SEC for the quarters ended March 31, 2022 and June 30, 2022.

Forward-looking statements are not guarantees of performance or results.  A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement.  We believe that we have chosen these assumptions or bases in good faith and that they are reasonable.  We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material.  The forward-looking statements included in this press release speak only as of the date hereof.  We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.

Consolidated Statements of Income
($ in thousands, except share data)
(unaudited)	Three months ended			Nine months ended
	September 30,			September 30,
	2022	2021	% change	2022	2021	% change
Total interest income	$18,006	$12,703	42%	$45,863	39,221	17%
Total interest expense	4,690	2,290	105%	10,228	8,151	25%
Net interest income	13,316	10,413	28%	35,635	31,070	15%

Provision for loan and lease losses	150	-	n/m	150	(1,600)	n/m
Net interest income after provision for loan and lease losses	13,166	10,413	26%	35,485	32,670	9%

Noninterest income
Service charges on deposit accounts	268	213	26%	823	612	34%
Net gain on sales of residential mortgage loans	-	(268)	n/m	678	5,348	-87%
Net gain on sale of commercial loans	134	(1)	n/m	277	1,158	-76%
Swap fee income	24	-	n/m	42	182	-77%
Gain on redemption of life insurance	-	-	n/m	-	383	n/m
Gain on sale of deposits	-	1,893	-100%	-	1,893	n/m
Other	279	240	16%	739	682	8%
Noninterest income	705	2,077	-66%	2,559	10,258	-75%

Noninterest expense
Salaries and employee benefits	4,112	4,250	-3%	11,311	13,410	-16%
Occupancy and equipment	324	254	28%	955	835	14%
Data processing	1,126	520	117%	2,175	1,580	38%
Franchise and other taxes	178	241	-26%	839	723	16%
Professional fees	896	959	-7%	2,148	3,555	-40%
Director fees	171	156	10%	465	466	0%
Postage, printing, and supplies	45	34	32%	126	120	5%
Advertising and marketing	108	45	140%	287	2,572	-89%
Telephone	66	65	2%	180	191	-6%
Loan expenses	296	99	199%	502	187	168%
Depreciation	134	108	24%	375	311	21%
FDIC premiums	312	476	-34%	690	1,095	-37%
Regulatory assessment	70	66	6%	201	196	3%
Other insurance	45	45	0%	135	113	19%
Impairment of property and equipment	570	-	n/m	570	-	n/m
Other	146	111	32%	389	311	25%
Noninterest expense	8,599	7,429	16%	21,348	25,665	-17%

Income before income taxes	5,272	5,061	4%	16,696	17,263	-3%
Income tax expense	1,023	985	4%	3,203	3,277	-2%
Net Income	$4,249	$4,076	4%	$13,493	$13,986	-4%

Share Data
Basic earnings per common share	$0.66	$0.63		$2.11	$2.14
Diluted earnings per common share	$0.65	$0.61		$2.06	$2.10

Average common shares outstanding - basic	6,393,531	6,510,504		6,408,342	6,528,126
Average common shares outstanding - diluted	6,547,791	6,657,250		6,549,691	6,672,314

n/m - not meaningful

Consolidated Statements of Financial Condition

($ in thousands)	Sept 30,	Jun 30,	Mar 31,	Dec 31,	Sept 30,
(unaudited)	2022	2022	2022	2021	2021
Assets
Cash and cash equivalents	$198,066	$154,850	$168,290	$166,591	$68,161
Interest-bearing deposits in other financial institutions	100	100	100	100	100
Securities available for sale	11,436	12,220	13,004	16,347	17,128
Equity Securities	5,000	5,000	5,000	5,000	5,000
Loans held for sale	-	-	8,470	27,988	77,946
Loans and leases	1,489,570	1,393,759	1,296,836	1,229,657	1,139,199
Less allowance for loan and lease losses	(15,687)	(15,532)	(15,520)	(15,508)	(15,487)
Loans and leases, net	1,473,883	1,378,227	1,281,316	1,214,149	1,123,712
FHLB and FRB stock	7,633	7,332	7,326	7,315	6,475
Premises and equipment, net	3,792	6,110	6,032	5,869	3,944
Other assets held for sale	1,930	-	-	-	-
Operating lease right of use assets	1,499	1,638	1,782	1,925	1,462
Bank owned life insurance	26,189	26,038	25,889	25,743	25,582
Accrued interest receivable and other assets	34,514	27,962	26,986	24,562	25,446
Total assets	$1,764,042	$1,619,477	$1,544,195	$1,495,589	$1,354,956

Liabilities and Stockholders' Equity
Deposits
Noninterest bearing	$270,945	$244,484	$253,778	$284,935	$243,153
Interest bearing	1,219,038	1,133,005	1,045,008	961,417	913,637
Total deposits	1,489,983	1,377,489	1,298,786	1,246,352	1,156,790
FHLB advances and other debt	102,803	75,594	83,235	89,727	41,218
Advances by borrowers for taxes and insurance	2,573	1,879	2,078	2,752	1,756
Operating lease liabilities	1,588	1,736	1,889	2,032	1,578
Accrued interest payable and other liabilities	17,311	15,185	14,972	14,513	15,571
Subordinated debentures	14,912	14,903	14,893	14,883	14,874
Total liabilities	1,629,170	1,486,786	1,415,853	1,370,259	1,231,787

Stockholders' equity	134,872	132,691	128,342	125,330	123,169
Total liabilities and stockholders' equity	$1,764,042	$1,619,477	$1,544,195	$1,495,589	$1,354,956

Average Balance Sheet and Yield Analysis

	For Three Months Ended
	September 30, 2022			June 30, 2022			September 30, 2021
	Average	Interest	Average	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate	Balance	Paid	Rate
	(Dollars in thousands)
Interest-earning assets:
Securities (1) (2)	$17,044	$219	4.64%	$17,744	$221	4.58%	$22,312	$230	4.13%
Loans and leases and loans held for sale (3)	1,424,326	16,876	4.74%	1,327,636	14,042	4.23%	1,223,868	12,397	4.05%
Other earning assets	135,240	813	2.40%	162,912	364	0.89%	45,174	21	0.19%
FHLB and FRB stock	7,192	98	5.45%	7,329	78	4.26%	6,221	55	3.54%
Total interest-earning assets	1,583,802	18,006	4.54%	1,515,621	14,705	3.88%	1,297,575	12,703	3.92%
Noninterest-earning assets	78,222			81,305			81,674
Total assets	$1,662,024			$1,596,926			$1,379,249

Interest-bearing liabilities:
Deposits	$1,154,605	3,992	1.38%	$1,108,079	2,501	0.90%	$912,533	1,777	0.78%
FHLB advances and other borrowings	93,397	698	2.99%	92,612	659	2.85%	67,853	513	3.02%
Total interest-bearing liabilities	1,248,002	4,690	1.50%	1,200,691	3,160	1.05%	980,386	2,290	0.93%

Noninterest-bearing liabilities	279,383			266,812			277,469
Total liabilities	1,527,385			1,467,503			1,257,855

Equity	134,639			129,423			121,394
Total liabilities and equity	$1,662,024			$1,596,926			$1,379,249

Net interest-earning assets	$335,800			$314,930			$317,189
Net interest income/interest rate spread		$13,316	3.04%		$11,545	2.83%		$10,413	2.99%
Net interest margin			3.36%			3.04%			3.21%
Average interest-earning assets
to average interest-bearing liabilities	126.91%			126.23%			132.35%

(1)	Average balance is computed using the carrying value of securities. Average yield is computed using the historical amortized cost average balance for available for sale securities.
(2)	Average yields and interest earned are stated on a fully taxable equivalent basis.
(3)	Average balance is computed using the recorded investment in loans net of the ALLL and includes nonperforming loans.

Consolidated Financial Highlights
	At or for the three months ended					At or for the nine months ended
($ in thousands except per share data)	Sept 30,	Jun 30,	Mar 31,	Dec 31,	Sept 30,	September 30,
(unaudited)	2022	2022	2022	2021	2021	2022	2021
Earnings and Dividends
Net interest income	$13,316	$11,545	$10,774	$10,969	$10,413	$35,635	$31,070
Provision for loan and lease losses	$150	$-	$-	$-	$-	$150	$(1,600)
Noninterest income	$705	$808	$1,046	$1,382	$2,077	$2,559	$10,258
Noninterest expense	$8,599	$6,472	$6,277	$6,796	$7,429	$21,348	$25,665
Net Income	$4,249	$4,726	$4,518	$4,467	$4,076	$13,493	$13,986
Basic earnings per common share	$0.66	$0.74	$0.70	$0.69	$0.63	$2.11	$2.14
Diluted earnings per common share	$0.65	$0.72	$0.69	$0.68	$0.61	$2.06	$2.10
Dividends declared per share	$0.05	$0.04	$0.04	$0.04	$0.03	$0.13	$0.09

Performance Ratios (annualized)
Return on average assets	1.02%	1.18%	1.24%	1.29%	1.18%	1.14%	1.25%
Return on average equity	12.62%	14.61%	14.32%	14.50%	13.43%	13.74%	15.96%
Average yield on interest-earning assets	4.54%	3.88%	3.82%	4.02%	3.92%	4.08%	3.72%
Average rate paid on interest-bearing liabilities	1.50%	1.05%	0.90%	0.88%	0.93%	1.17%	0.97%
Average interest rate spread	3.04%	2.83%	2.92%	3.14%	2.99%	2.91%	2.75%
Net interest margin, fully taxable equivalent	3.36%	3.04%	3.13%	3.36%	3.21%	3.17%	2.94%
Efficiency ratio	61.33%	52.39%	53.10%	55.02%	59.48%	55.89%	62.10%
Noninterest expense to average assets	2.07%	1.62%	1.72%	1.97%	2.15%	1.81%	2.30%

Capital
Tier 1 capital leverage ratio (1)	10.00%	10.09%	11.06%	11.29%	11.04%	10.00%	11.04%
Total risk-based capital ratio (1)	12.78%	13.33%	14.01%	14.02%	14.22%	12.78%	14.22%
Tier 1 risk-based capital ratio (1)	11.65%	12.13%	12.76%	12.77%	12.97%	11.65%	12.97%
Common equity tier 1 capital to risk weighted assets (1)	11.65%	12.13%	12.76%	12.77%	12.97%	11.65%	12.97%
Equity to total assets at end of period	7.65%	8.19%	8.31%	8.38%	9.09%	7.65%	9.09%
Book value per common share	$20.85	$20.25	$19.70	$19.28	$18.69	$20.85	$18.69
Tangible book value per common share	$20.85	$20.25	$19.70	$19.28	$18.69	$20.85	$18.69
Period-end market value per common share	$20.62	$21.00	$22.30	$20.53	$20.45	$20.62	$20.45
Period-end common shares outstanding	6,467,278	6,552,020	6,515,927	6,500,248	6,588,343	6,467,278	6,588,343
Average basic common shares outstanding	6,393,531	6,413,884	6,417,881	6,448,896	6,510,504	6,408,342	6,528,126
Average diluted common shares outstanding	6,547,791	6,552,763	6,548,380	6,585,511	6,657,250	6,549,691	6,672,314

Asset Quality
Nonperforming loans	$1,004	$921	$1,006	$997	$1,011	$1,004	$1,011
Nonperforming loans to total loans	0.07%	0.07%	0.08%	0.08%	0.09%	0.07%	0.09%
Nonperforming assets to total assets	0.06%	0.06%	0.07%	0.07%	0.07%	0.06%	0.07%
Allowance for loan and lease losses to total loans	1.05%	1.11%	1.20%	1.26%	1.36%	1.05%	1.36%
Allowance for loan and lease losses to nonperforming loans	1562.45%	1686.43%	1542.74%	1555.47%	1531.85%	1562.45%	1531.85%
Net charge-offs (recoveries)	$(5)	$(12)	$(12)	$(21)	$8	$(29)	$(65)
Annualized net charge-offs (recoveries) to average loans	0.00%	0.00%	0.00%	(0.01%)	0.00%	0.00%	(0.01%)

Average Balances
Loans	$1,439,863	$1,340,330	$1,254,639	$1,173,853	$1,065,069	$1,346,613	$1,006,514
Assets	$1,662,024	$1,596,926	$1,456,003	$1,381,158	$1,379,249	$1,573,180	$1,487,855
Stockholders' equity	$134,639	$129,423	$126,199	$123,232	$121,394	$130,889	$116,830

(1)  Regulatory capital ratios of CFBank

GAAP TO NON-GAAP RECONCILIATION

This press release contains certain non-GAAP disclosures for: (1) Core Earnings, (2) Core Earnings Per Share, (3) Core Return on Average Assets and (4) Core Return on Average Equity.  The Company uses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operations performance and to enhance investors’ overall understanding of such financial performance.  Accordingly, we disclose the non-GAAP measures in addition to the related GAAP measures of: (1) Net Income, (2) Earnings Per Share (3) Return on Average Assets and (4) Return on Average Equity.

The table below presents the reconciliation of these GAAP financial measures to the related non-GAAP financial measures ($ in thousands except per share data):

Core Earnings, Core Earnings Per Share, Core Return
on Average Assets and Core Return on Average Equity (unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
	2022	2022	2021
Net income (GAAP)	$4,249	$4,726	$4,076
Conversion expenses	627	74	-
Impairment of property and equipment	570	-	-
Gain on sale of deposits	-	-	(1,893)
Income tax effect of non-recurring items	(251)	(16)	398
Core earnings (Non-GAAP)	$5,195	$4,784	$2,581

Diluted earnings per share (GAAP)	$0.65	$0.72	$0.61
Conversion expenses	0.10	0.01	-
Impairment of property and equipment	0.09	-	-
Gain on sale of deposits	-	-	(0.28)
Income tax effect of non-recurring items	(0.04)	-	0.06
Diluted core earnings per share (Non-GAAP)	$0.80	$0.73	$0.39

Return on average assets (a) (GAAP)	1.02%	1.18%	1.18%
Core return on average assets (b) (Non-GAAP)	1.25%	1.20%	0.75%

Return on average equity (c) (GAAP)	12.62%	14.61%	13.43%
Core return on average equity (d) (Non-GAAP)	15.43%	14.79%	8.50%

(a) Annualized net income divided by average assets
(b) Annualized core earnings divided by average assets
(c) Annualized net income divided by average stockholders' equity
(d) Annualized core earnings divided by average stockholders' equity